1. Name and Address of Reporting Person
   Hebert, Daniel R.
   No 1 Leggett Road
   Carthage, MO 64836
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   06/18/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Issuer Name and Ticker or Trading Symbol
   Leggett & Platt, Incorporated (LEG)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Beneficially Owned
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
|1. Title of Security                      |2. Amount of          |3. Ownership    |4. Nature of Indirect Beneficial Ownership     |
|                                          |   Securities         |   Form:        |                                               |
|                                          |   Beneficially Owned |   Direct(D) or |                                               |
|                                          |                      |   Indirect(I)  |                                               |
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
Common Stock                                5723                   D

TABLE II -- Derivative Securities Beneficially Owned
+-----------------------+---------------------+---------------------------------+----------+-------------+-------------------------+
|1.Title of Derivative  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conver- |5.Ownership  |6. Nature of Indirect    |
|  Security             |  and Expiration Date|  Underlying Derivative          | sion or  | Form of     |   Beneficial Ownership  |
|                       |  (Month/Day/Year)   |  Security                       | Exercise | Derivative  |                         |
|                       +----------+----------+-----------------------+---------+ Price of | Security:   |                         |
|                       | Date     | Expira-  |                       |Amount or| Deri-    | Direct(D) or|                         |
|                       | Exer-    | tion     |         Title         |Number of| vative   | Indirect(I) |                         |
|                       | cisable  | Date     |                       |Shares   | Security |             |                         |
+-----------------------+----------+----------+-----------------------+---------+----------+-------------+-------------------------+
Stock Options (Right to  06/24/1998 12/23/2012 Common Stock            700       $0.01      D
buy)
Stock Options (Right to  06/23/1999 12/22/2013 Common Stock            423       $4.175     D
buy)
Stock Options (Right to  07/02/2002 01/03/2011 Common Stock            4000      $17.69     D
buy)                     <F1>
Stock Options (Right to  10/12/2000 04/11/2009 Common Stock            9000      $20        D
buy)                     <F2>
Stock Options (Right to  06/19/1999 12/15/2007 Common Stock            8000      $21.4688   D
buy)                     <F3>
Stock Options (Right to  07/16/2003 01/15/2012 Common Stock            5000      $22.3      D
buy)                     <F4>

Explanation of Responses:

<F1>
The option becomes exercisable in three annual installments beginning July 2, 2002.
<F2>
The option became exercisable as to 3,000 shares on each of October 12, 2000 and October 12, 2001, and will become exercisable as to the remaining 3,000 shares on October 12, 2002.
<F3>
The option became exercisable in three annual installments beginning June 16, 1999.
<F4>
The option becomes exercisable in three annual installments beginning July 16, 2003.

SIGNATURE OF REPORTING PERSON
/s/ Daniel R. Hebert

DATE
06/25/2002